TATTERSALL ADVISORY GROUP, INC.

CODE OF ETHICS

Revised as of 05/01/04

I.      Introduction

       A.    General Principles

This Code of Ethics ("Code") establishes rules of conduct for "Covered Persons"  (as defined herein) of Tattersall Advisory Group, Inc., (“TAG”) and is designed to govern the personal securities activities of Covered Persons.  In general, in connection with personal securities transactions, Covered Persons should (1) always place the interest of the firm's clients first; (2) ensure that all personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of a Covered Person's position of trust and responsibility; and (3) not take inappropriate advantage of their positions.

       B.    Legal Requirement

Rule 17j-1(b) under the Investment Company Act of 1940 (the "Act") makes it unlawful for any employee or otherwise affiliated person of TAG:

1.  To employ any device, scheme or artifice to defraud any client of the Adviser;
2.  To make to any client of the Adviser any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;
3.  To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any client of the Adviser; or
4.  To engage in any manipulative practice with respect to any client of Adviser.

        C.    Applicability

              For purposes of this Code, "Covered Person" shall mean:

              All employees of the firm including any directors, officer or general partner.

              For purposes of this Code, "Access Person" shall mean:

              Any director, officer, general partner or Advisory Person of the firm.

For purposes of this Code, “Advisory Person” shall mean any employee who in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities or whose functions relate to the making of any recommendations with respect to the purchases or sales and any natural person in a control relationship to the firm who obtains information concerning recommendations with regard to the purchase or sale of securities.

II.    Restrictions on Activities

      A.    Blackout Periods

1. No Covered Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership on a day during which the firm has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn;

2. No Access Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership within seven (7) calendar days after the firm trades in that security unless the firm's entire position in that security has been sold prior to such transaction and the Access Person is also selling the security.  If a securities transaction is executed by the firm within 7 calendar days after a Access Person executed a transaction in the same security,  The Compliance Officer will review the Access Person's and the firms' transactions to determine whether the Access Person did not meet his or her fiduciary duties to the firm's clients in violation of this code.

       B.    Interested Transactions

No Access Person shall recommend any securities transactions without having disclosed to the Managing Director his or her interest, if any, in such securities or the issuer thereof, including without limitation:

a.  any direct or indirect beneficial ownership of any securities of such issuer;
b.  any contemplated transaction by such person in such securities;
c.  any position with such issuer or its affiliates; and
d.  any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

        C.    Initial Public Offerings

No Access Person shall acquire directly or indirectly, any beneficial ownership in any securities in an initial public offering for his or her personal account without the prior approval of the Compliance Officer who has been provided by such Access Person with full details of the proposed

II.    Restrictions on Activities(cont.)

       C.    Initial Public Offerings  (cont.)

transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person's activities on behalf of the firm) and has concluded after consultation with other investment Access Personnel that the firm has no foreseeable interest in purchasing such securities.

        D.    Private Placements

No Access Person shall acquire, directly or indirectly, any beneficial ownership of any securities in a private placement without the prior approval of the Compliance Director who has been provided by such Access Person with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Access Person's activities on behalf of the firm) and has concluded after consultation with other investment Access Personnel that the firm has no foreseeable interest in purchasing such securities.

        E.     Short-Term Trading Profits

No Access Person shall profit from the purchase and sale, or sale and purchase, of (i) the same (or equivalent) securities of which are the same or equivalent to those securities purchased by the firm or (ii) shares of the Evergreen Funds or other open-end investment companies managed by Tattersall Advisory Group within 60 calendar days.  Any profit so realized shall be disgorged.

Notwithstanding the foregoing provision, an Access Person, subject to advance approval of the Compliance Officer on a case-by-case basis, may profit from the purchase and sale, or sale and purchase, of the same securities within 60 calendar days.

        F.     Gifts

No Access Person shall receive any gift or other things of more than de minimis value from any person or entity that does business with or on behalf of the firm.

        G.    Service as a Director

No Access Persons shall serve on the board of directors of any publicly traded company without prior authorization by the firm's Managing Directors based upon a determination that such board service would be consistent with the interests of the firm's advisory clients.

  Exempt Transactions  (All active and contemplated client orders must be completed prior to employee transaction.)

        A.    For purposes of this Code, the term "security" shall not include the following:

1.  securities issued by the Government of the United States;
2.  bankers' acceptances;
3.  bank certificates of deposit;
4.  commercial paper;

fixed-income securities, provided that (a) the security has a credit rating of at least Aa or Aaa from Moody's Investors Service, AA or AAA from Standard & Poor's Ratings Group, or an equivalent rating from another rating service, or is unrated but comparably creditworthy, (b) the security matures within twelve months of purchase, (c) the market is very broad so that a large volume of transactions on a given day will have relatively little effect on yields, and (d) the market for the instrument features highly efficient machinery permitting quick and convenient trading in virtually any volume; and

shares of registered open-end investment companies, excluding the Evergreen Funds and any other open-end investment companies managed by Tattersall Advisory Group.

B. The prohibitions described in paragraphs (A) and (E) of Article II and paragraph (A) of Article IV shall not apply to the following transactions:

1.  Purchases or sales effected in any account over which the Covered Person has no direct or indirect influence or control;
2.  Purchase or sales of fixed-income securities of investment grade with an outstanding issue size of $100,000,000 or more;
3.  Purchases or sales that are non-volitional on the part of the Covered Person;
4.  Purchases that are part of an automatic dividend reinvestment plan;
5.  Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired;
6.  Purchases or sales of currencies, currency futures, interest rate futures, index futures, options on any of the foregoing;
7.  Purchases or sales of securities issued or guaranteed as to principal and interest by any government or its agencies or instrumentalities;

III.   Exempt Transactions(cont.)

B.    (cont.)

Transactions in securities not approved for purchase for Tattersall clients, excluding the Evergreen Funds or any other open-end investment companies managed by Tattersall Advisory Group, see below.

Transactions in shares of the Evergreen Funds managed by Tattersall Advisory Group, when aggregated with purchases or sales of the same security within 15 days before or after such transaction is $5,000 or less.

Purchases or sales of an equity security, approved for purchase for Tattersall clients, traded on the NYSE, AMEX, or the NASDAQ if the number of shares purchased or sold, when aggregated with purchases or sales of the same security within 15 days before or after such transaction, is 500 shares or fewer and all other requirements of this code have been satisfied.

Subject to the advance approval by the Compliance Director, purchases or sales which are only remotely potentially harmful to the Firm because such purchases or sales would be unlikely to affect a highly institutional market, or because such purchases or sales are clearly not related economically to the securities held, purchased or sold by the Firm.

IV.     Compliance Procedures

        A.    Preclearance

A Covered Person may directly or indirectly, acquire or dispose of beneficial ownership of a security, only if (1) such purchase or sale has been approved by the Compliance Director, (2) the approved transaction is completed by the close of business on the second trading day after approval is received. (3) the Compliance Director has not rescinded such approval prior to execution of the transaction.

        B.    Reporting

Each Covered Person is required to direct his/her brokers to supply to the Compliance Director, on a timely basis, duplicate copies of all confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.

        C.    Disclosure of Personal Holdings

Upon commencement of employment and annually (which information must be current as of a date no more than 30 days before the report is submitted) thereafter, each Access Person shall be required to disclose his or her current personal securities holdings to the Compliance Director. Such information shall include as follows:

The title, number of shares and principal amount of each security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct benefit of the Access Person as of the date the person became an Access Person; and

The date that the report is submitted by the Access Person.

Personnel becoming Access Persons will be required, no later than 10 days after becoming an Access Person, to provide the Compliance Director with a listing of all securities beneficially owned.

Each Access Person will be required no later than 10 days after the end of a calendar quarter to report the following information:

With respect to any transaction during the quarter in a security in which the Access Person had any direct or indirect beneficial ownership:

The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved:

The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition);

The price of the security at which the transaction was effected;

The name of the broker, dealer or bank with or through which the transaction was effected; and

The date that the report is submitted by the Access Person.

        2.  With respect to any account established by the Access Persons in which any securities were held during the quarter for the direct or indirect benefit of the

        Access Person:

The name of the broker, dealer or bank with whom the Access Person established the account

The date the account was established; and

The date that the report is submitted by the Access Person.

        D.    Certification of Compliance

Each Covered Person is required to certify annually that he or she has read and understood this Code and recognizes that he or she is subject to such Code.  Further, each Access Person is required to certify quarterly that he or she has complied with all the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.

        E.     Notification of Subject Persons

The Compliance Director shall notify each Covered Person of the firm who may be required to make reports pursuant to this Code that such person is subject to this Code and its reporting requirements and shall deliver a copy of this Code to each such person.

        F.     Review by the Management

1.  The Compliance Director shall institute procedures for the review of reports submitted pursuant to paragraphs B & C of this section and shall report to the Executive Committee any violations requiring significant remedial action.

V.    Sanctions

Upon discovering that a Covered Person has not complied with the requirements of this Code, the Compliance Director shall report the violation to the management personnel of the Advisor for appropriate remedial action which, in addition to the actions specifically delineated in other sections of this Code, may include a reprimand of the Covered Person, a monetary fine, suspension, or termination.

VI.      Confidentiality

All information obtained from any Covered Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder may be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization, and may otherwise be disclosed to the extent required by law or regulation.

VII.        Other Laws, Rules and Statements of Policy

Nothing contained in this Code shall be interpreted as relieving any Covered Person from acting in accordance with the provision of any applicable law, rule, or regulation or any other statement of policy or procedures governing the conduct of such person adopted by the Firm.

VIII.       Further Information

If any person has any questions with regard to the applicability of the provisions of this Code generally or with regard to any securities transaction or transactions such person should consult the Compliance Director.

IX.        Records

This Code, a copy of each report by a Covered Person, any written report hereunder by the Firm, and lists of all persons required to make reports shall be preserved with the Firm's records for the period required by Rule 17j-1(f) of the Act.